MACOM Technology Solutions Inc. 100 Chelmsford Street Lowell, MA 01851 +1 978.656.2500
www.macom.com

May 15, 2019

Dear Steve:
On behalf of MACOM Technology Solutions Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company on the terms and conditions set forth in this letter agreement.
1.Position; Location. Your position will be President and Chief Executive Officer of the Company, reporting to the Board of Directors of MACOM Technology Solutions Holdings, Inc. (the “Board”). You will also be appointed the President and Chief Executive Officer of MACOM Technology Solutions Holdings, Inc. (“Parent”). Your principal place of employment will be the Company’s headquarters at 100 Chelmsford Street, Lowell, MA. The effective date of your employment will be May 16, 2019 (such date, the “Start Date”).

2.At-Will Employment. Your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you give the Company at least two (2) weeks’ notice.
3.Compensation.
(a)Base Salary. During your employment, the Company will pay you a salary at a rate equivalent to $675,000 on an annualized basis, payable in accordance with the Company’s standard payroll policies. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)Annual Bonus. During your employment, you will also be eligible to participate in a Company bonus plan, with a target bonus of 100% of your annualized salary and a maximum bonus potential of up to 200% of your annualized salary, based on Company and/or individual performance targets determined by the Board or the Compensation Committee thereof (the “Compensation Committee”). Any annual bonus earned shall be paid in accordance with the terms of the applicable Company bonus plan.

(c)Director Compensation. You acknowledge and agree that as of the Start Date you shall no longer be entitled to receive compensation under Parent’s non-employee director compensation program. With respect to the 6,656 restricted stock units granted to you under the Plan (as defined below) on March 1, 2019 in respect of your service as a member of the Board, a pro rated number of such restricted stock units shall vest on the Start Date, prorated based on the number of days you served as a member of the Board from March 1, 2019 through May 15, 2019.

4.Equity Awards. Subject to your execution of this letter agreement, your commencement of employment with the Company on the Start Date, the receipt of any required approvals by the Board or the Compensation Committee, and your agreement to the terms and conditions and restrictive covenants that may be required as consideration for the equity awards, Parent will grant you pursuant to the Parent’s 2012 Omnibus Incentive Plan, as amended and restated (as it may be amended from time to time, the “Plan”):
(a)An award of restricted stock units (“New Hire RSUs”) with a grant date value of approximately $2,000,000, with the number of RSUs subject to such grant determined by dividing such dollar amount by the average closing price of Parent’s common stock for the five (5) days immediately prior to the Start Date, which New Hire RSUs shall vest in installments as follows: 20% on the first anniversary of the Start Date and 10% on each six-month anniversary thereafter, such that the New Hire RSUs shall be fully vested on the fifth anniversary of the Start Date, generally subject to your continued employment on each applicable vesting date. The New Hire RSUs will be subject to Parent’s standard award agreement for restricted stock units and the Plan. In the event of a termination of your employment with the Company due to your death or by the Company due to your Disability (as such term is defined in the Change in Control Plan (as defined below)), as of immediately prior to the effectiveness of such termination of employment, the New Hire RSUs will immediately vest and settle in full.

(b)An award of 50,000 performance-based restricted stock units (“EPS PSUs”), which EPS PSUs shall be eligible to vest and be earned based on Parent’s non-GAAP adjusted earnings per share growth during the performance period applicable to such EPS PSUs, generally subject to your continued employment. The EPS PSUs will be subject to Parent’s standard award agreement for performance-based restricted stock units that vest based on earnings per share and the Plan.

(c)An award of an option to purchase 190,000 shares of Parent’s common stock, which option shall be eligible to vest and become exercisable as to 100% of the underlying shares if the closing price for Parent’s common stock equals or exceeds $38.37 per share for a period of thirty (30) consecutive trading days, generally subject to your continued employment. The performance-based option will be subject to Parent’s standard award agreement for performance-based options and the Plan.

(d)An award of 200,000 performance-based restricted stock units (“TSR PSUs”), which TSR PSUs shall be eligible to vest and be earned based on Parent’s relative shareholder return as compared to a peer group of companies listed on the NASDAQ composite index filtered by the Semiconductor, Semiconductor Equipment, and Electronics Equipment, Instruments and Components Sectors over a three-year performance period, generally subject to your continued employment. Such TSR PSUs will be subject to an award agreement evidencing such award and the Plan.

(e)The New Hire RSUs, EPS PSUs, options and TSR PSUs contemplated by this Section 4 will be governed by the terms of the Plan and the applicable award agreements evidencing such awards. In the event of a conflict between the Plan and the award agreements and this Agreement, the Plan and award agreements will control.

5.Severance.

(a)Termination without Cause or For Good Reason.

(i)Our at-will relationship notwithstanding, if the Company terminates your employment with the Company for any reason other than for “Cause” (as defined below) (but which shall not, for the avoidance of doubt, include a termination due to your death or Disability) or you resign for Good Reason (as defined below) (an “Involuntary Termination”), and you sign and deliver to the Company within fifty-two (52) days after such termination of employment and do not revoke within any applicable seven (7)-day revocation period (or other revocation period set forth by the Company ending prior to the sixtieth (60th) day after termination of employment) (such time period being the “Release Deadline Period”) a general release of claims in the Company’s favor in a form and substance acceptable to the Company (the “Release”), then you shall be entitled to receive as severance pay continuation of your monthly base salary, as then in effect and payable in accordance with the Company’s standard payroll policies as in effect on the date of such termination (and in no event less frequently than monthly), for a period of twelve (12) months (such period is hereinafter referred to as the “Severance Period”). Payment of this severance pay shall begin on the first regularly scheduled pay day occurring after your Release becomes effective (i.e., after your Release has been signed and any applicable revocation period has elapsed without your revoking the Release) (the “Payment Commencement Date”); provided, however, that the first such payment shall include any installments of severance pay that you would have received prior to such pay day had your Release been effective on the date of your Involuntary Termination. However, if the Release Deadline Period spans two calendar years, then the Payment Commencement Date will in any event be in the second calendar year. In addition, as of immediately prior to the effectiveness of such Involuntary Termination, the New Hire RSUs will immediately vest and, subject to the Release becoming effective hereunder, settle in full. You shall also be given twelve (12) months’ accelerated vesting credit against any other outstanding time-vesting equity grants (meaning that vesting of any other outstanding equity grants that vest solely based on continued employment or service (which shall not include, for the avoidance of doubt, any awards that vest based on performance vesting conditions) shall be equivalent to the number of such shares subject to such grants that would have vested under the normal vesting schedule of such grants had you remained employed with the Company through the date that is twelve (12) months following the effective date of such Involuntary Termination) and such equity grants, to then extent vested and exercisable, shall be exercisable for one year following such Involuntary Termination, but not past their original term. Payment of any severance benefits hereunder is subject to your compliance with the provisions of Section 6 of this letter agreement and the terms of the ECIA (as defined below).

(ii)Subject to the same conditions applicable to the receipt of any severance payments otherwise payable during the Severance Period as set forth in Section 5(a), the Company will pay you the amount, if any, that would have been paid to you under the Company’s then active bonus plan had you remained employed by the Company for the full bonus plan performance period, based on the actual performance of you and/or the Company, as applicable, against the performance metrics set forth in such bonus plan; provided, however, that any such amount otherwise earned shall be prorated based on the ratio of the number of days you were actually employed by the Company during the bonus plan performance period to the total number of days comprising the bonus plan performance period as a whole. Such prorated bonus, if any, will be paid at the time bonuses are paid to active employees under such then active bonus plan.

(iii)Subject to the same conditions applicable to the receipt of any severance payments otherwise payable during the Severance Period as set forth in Section 5(a), to the extent that you or any of your dependents may be covered under the terms of any medical and dental plans of the Company immediately prior to the termination of your employment and you timely elect to continue coverage under the Company’s medical and dental plans pursuant to COBRA, the Company will provide you with reimbursement for premiums for the continuation of such benefits for you and those dependents for the same or equivalent coverages through the end of the Severance Period. The Company is under no obligation to provide reimbursement for special coverages for you that would not be covered by the plans applicable to employees generally. The reimbursement payable to you pursuant to this paragraph shall be reduced by the amount equal to the contributions required from time to time from other employees for equivalent coverages under the Company’s medical or dental plans. If and to the extent that you or any of your dependents is or becomes eligible to participate in a medical, dental or other health insurance plan of another employer during the Severance Period, then the reimbursement benefit provided by this paragraph shall be eliminated or commensurately diminished. Notwithstanding the foregoing, if the Company determines that its payment of the premium contributions contemplated by this subsection (c) would subject the Company to any tax or penalty, then the Company may elect to pay to you in any month, in lieu of making such payments on your behalf, a cash payment equal to the Company’s cost of the monthly premium contribution for that month in accordance with the Company’s standard payroll procedures.

(b)Change in Control Plan. As of the Start Date, you shall be designated as a participant in Parent’s Change in Control Plan (as amended from time to time, the “Change in Control Plan”), with a Protected Period ending on the second anniversary of a Change in Control and a multiple of two (2) for the cash Severance Payment payable thereunder (as all such terms are defined in the Change in Control Plan). In no event shall you be entitled to severance benefits under both this letter agreement and the Change in Control Plan. In the event of a termination of employment entitling you to benefits under the Change in Control Plan, you will only be entitled to receive benefits under such plan.

(c)No Duplication. You hereby agree that the severance benefits provided for in this Section 4 or under the Change in Control Plan, to the extent applicable, are the only severance benefits to which you may be entitled in the event of the termination of your employment with the Company, and that such benefits will be reduced dollar for dollar by any severance-related amount the Company is required to pay you by law, corporate policy or other source that would otherwise duplicate any portion of the severance benefits provided herein.

As used herein, “Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony, or commission of an act of moral turpitude; (iii) your gross misconduct; or (iv) your (a) material failure to discharge your employment duties or (b) a material breach of this letter agreement or the ECIA (as defined below), in each case of clauses (a) and (b) after you have received a written demand for performance from the Board (or notice of non-performance, where applicable) specifying the breach of employment duties, and your failure to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice from the Board.
As used herein, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) the assignment to you of any duties, or the reduction of your duties, either of which results in a material diminution of your authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of you from such position and responsibilities; (ii) a material change in the geographic location at which you must perform services (in other words, the relocation of you to a facility that is more than fifty (50) miles from your then-current work location); and (iii) the failure of the Company to obtain assumption of this agreement by any successor. You agree you will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice. To the extent uncured by the Company, you must terminate your employment within thirty (30) days following the end of such cure period in order for such termination of employment to be treated as a termination for “Good Reason” hereunder.
6.Post-Termination Restrictions.

(a)Non-Solicitation of Customers and Other Business Partners. You acknowledge that, as an employee of the Company, you will have access to valuable, proprietary trade secret and other confidential information of the Company in connection with this letter agreement. You acknowledge that such valuable proprietary and confidential information is developed and acquired by the Company on an ongoing basis and you will receive the benefit of access to new and unique information on a continuing basis, and that such information is worthy of protection. To further ensure the confidentiality of the Company’s trade secrets and other proprietary information, during the time you are employed by the Company and also during the twelve (12)-month period following the date your employment terminates, regardless of the reason for such termination (such twelve (12)-month period, the “Restricted Period”), you agree that you shall not directly or indirectly (whether for compensation or otherwise), alone or together with others (a) solicit or encourage any customer, client, vendor, supplier or other business partner of the Company or any of its affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer, client, vendor, supplier or other business partner, or any prospective customer, client, vendor, supplier or other business partner of the Company or any of its affiliates, to conduct with anyone else any business or activity which such customer, client, vendor, supplier or other business partner conducts or could conduct, or such prospective customer, client, vendor, supplier or other business partner could conduct, with the Company or any of its affiliates; provided, however, that these restrictions shall apply (y) only with respect to those persons who are or have been a customer, client, vendor, supplier or other business partner of the Company or any of its affiliates at any time within the two (2)-year period immediately preceding the activity restricted by this Section 6(a) or whose business has been solicited on behalf of the Company or any of the affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such person during your employment or other associations with the Company or any of its affiliates, or been introduced to, or otherwise had contact with, such person as a result of your employment or other associations with the Company or any of its affiliates or have had access to confidential information which would assist in your solicitation of such person.

(b)Non-Solicitation of Employees. During the Restricted Period, you agree that you shall not directly or indirectly (whether for compensation or otherwise), alone or together with others, (a) hire or solicit for hiring any employee of the Company or any of its affiliates or seek to persuade any employee of the Company or any of its affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its affiliates to terminate or diminish its relationship with them. For the purposes of this Section 6(b), an “employee” or an “independent contractor” of the Company or any of its affiliates is any person who was such at any time within the two (2)-year period immediately preceding the activity restricted by this Section 6(b).

(c)Tolling, Scope and Reasonableness. You agree that the periods of time during which you are prohibited by Sections 6(a) and (b) hereof from engaging in such business practices shall be extended by any length of time during which you are in breach of any of such covenants. The covenants contained in this Section 6 shall apply in any country or jurisdiction where the Company and its affiliates had offices or shipped product during the term of your employment with the Company. You and the Company agree that the time, scope and geographic limitations and other particulars of the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company and your role in the Company.

(d)Remedies. If you commit a breach, or threaten to commit a breach, of any of the provisions of this Section 6, the Company shall have the following rights and remedies, in addition to any and all others rights and remedies of law or in equity, each of which shall be independent of the other and severally enforceable: (i) the right to have the provisions of this letter agreement specifically enforced by any court having equity jurisdiction, including the right to a restraining order, an injunction or other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to it; (ii) the right to an award of the Company’s reasonable attorneys’ fees incurred in enforcing its rights hereunder; and (iii) the right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received, directly or indirectly, by you as a result of any transactions constituting a breach of any of the provisions of this letter agreement, and you hereby agree to account for and pay over any such Benefits to the Company. You agree that, in the event that any provision of this agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. You further agree that each of the Company’s affiliates shall have the right to enforce all of your obligations to that affiliate under this agreement, including, without limitation, pursuant to this Section 6. Finally, you agree that no claimed breach of this agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment or other relationship with the Company or any of its affiliates, shall operate to excuse you from the performance of your obligations under this agreement.

7.Benefits. During the term of your employment, you will be eligible, provided that you meet the eligibility requirements of the relevant plans and policies, for the Company’s standard employee benefits applicable to employees at your level, including health, dental, vision, life, short and long-term disability insurance. The Company reserves the right to change the benefits it offers or the terms of such benefits from time to time. The Company will provide you with twenty-five (25) paid vacation days per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

8.Business Expenses. During the term of your employment with the Company, you shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

9.Immigration Laws. This offer of employment is contingent on your providing proper documentation of your identity and authorization to work in the United States under applicable immigration laws, as required by Form I-9 of the US Department of Homeland Security.

10.Employee Confidentiality and Invention Assignment Agreement. As a condition of this offer of employment, you will be required to promptly complete, sign and return the Company’s standard form of employee confidentiality and invention assignment agreement (the “ECIA”).

11.No Conflicts. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. We also ask that, before signing this letter agreement, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

12.Clawback. Any bonuses, incentive or equity based compensation awards granted to you hereunder will be subject to any executive compensation recovery policy adopted by the Company, whether pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Nasdaq listing rules or otherwise.

13.Severability. The invalidity or unenforceability of any provision or provisions of this letter agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

14.Withholding. All payments made under this letter agreement shall be reduced by any tax or other amounts required to be withheld by the Company, its successors or any of their respective affiliates under applicable law.

15.Section 409A. The parties intend that this letter agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Sections 3 and 5 hereof, be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A of the Code is applicable to this letter agreement, the parties intend that this letter agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding anything herein to the contrary, this letter agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall Parent, the Company or their respective agents, employees, officers, directors, parents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Section 409A of the Code or for any damages incurred by you as a result of this letter agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from,

Section 409A of the Code. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter agreement to the contrary:

(a)To the extent Section 409A of the Code is applicable to this letter agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this letter agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;

(b)If at the time your employment hereunder terminates, you are a “specified employee,” as defined in Treas. Reg. Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, then to the extent necessary to avoid subjecting you to an additional tax or interest under Section 409A of the Code, any and all amounts payable under this letter agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which your employment terminates or, if earlier, upon your death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treas. Reg. Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion), (ii) benefits which qualify as excepted welfare benefits pursuant to Treas. Reg. Section 1.409A-1(a)(5), and (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Code;

(c)Each payment made under this letter agreement shall be treated as a separate payment and the right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments; and

(d)Your right to payment or reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

16.General. This letter agreement and the ECIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements made to or with you by the Company, any of its predecessors or affiliates, or any of their respective employees or agents, whether written or oral. As a Company employee, you will also be expected to abide by Company rules and regulations, whether set forth in a Company-approved employee handbook or otherwise, that may be modified from time to time. In the event of a conflict between the terms and provisions of this letter agreement and the ECIA, the terms and provisions of the ECIA will control. Any amendment of this letter agreement or any waiver of a right under this letter agreement must be set forth in a writing signed by you and an authorized officer of the Company to be effective. The law of the Commonwealth of Massachusetts will govern this letter agreement. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we are both waiving any and all rights to a jury trial in connection with such dispute or claim. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter agreement in the space provided below and returning it to me, along with your completed and signed ECIA.
Sincerely,
MACOM Technology Solutions Inc.
By: /s/Ambra R Roth
Name: Ambra R. Roth
Title: Vice President, General Counsel and Secretary
AGREED TO AND ACCEPTED:

By: /s/Stephen G. Daly
Name: Stephen G. Daly